As filed with the Securities and Exchange Commission on July 3, 2019
Registration No. 333-221058

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO FORM F-1
ON FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Seanergy Maritime Holdings Corp.
(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	N.A.
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Seanergy Maritime Holdings Corp. 154 Vouliagmenis Avenue 166 74 Glyfada Athens, Greece Tel: +30 213 0181507 (Address and telephone number of Registrant's principal executive offices)	Gary J. Wolfe, Esq. Seward & Kissel LLP One Battery Park Plaza New York, New York 10004 (212) 574-1200 (telephone number) (Name, Address and telephone number of agent for service)
With copies to:
Seward & Kissel LLP Attn: Gary J. Wolfe, Esq. One Battery Park Plaza New York, New York 10004 (212) 574-1200 (telephone number) (212) 480- 8421 (facsimile number)
Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.	☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.	⊠

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.
☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.
☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company	☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.
☐

†	The term "new or revised financial accounting standard" refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
Seanergy Maritime Holdings Corp., or the Company, filed with the U.S. Securities and Exchange Commission, or the Commission, (i) a registration statement on Form F-1 (File No. 333-221058) on October 20, 2017, which was amended by pre-effective amendments filed on November 8, 2017, November 14, 2017, November 15, 2017, December 4, 2017, November 8, 2018, April 5, 2019, April 23, 2019, April 24, 2019 and May 2, 2019, and was declared effective on May 8, 2019 (the “Registration Statement”).
The Registration Statement covered the offering of an aggregate of 4,200,000 units consisting of (i) either one common share or one pre-funded warrant, (ii) a Class B Warrant to purchase one common share and (iii) a Class C Warrant to purchase one common share. Additionally, the Registration Statement included a Representative’s Warrant to purchase up to 210,000 common shares. The Company granted the underwriters an option for a period of up to 45 days to purchase up to 630,000 additional common shares or pre-funded warrants, 630,000 Class B Warrants and/or 630,000 Class C Warrants. The underwriter partially exercised this over-allotment by purchasing an additional 630,000 Class B Warrants and 630,000 Class C Warrants.
This Post-Effective Amendment No. 1 to Form F-1 on Form F-3 (this “Post-Effective Amendment”) is being filed to (i) deregister certain securities, (ii) convert the Registration Statement on Form F-1 to Form F-3 and (ii) register the common shares issuable on exercise of the Representative’s Warrant, Class B Warrants and Class C Warrants already issued and currently outstanding, consisting of an aggregate of 13,659,735 common shares issuable upon exercise of the outstanding Representative’s Warrant, Class B Warrants and Class C Warrants. No further offering will be made pursuant to this Post-Effective Amendment. All filing fees payable in connection with the registration of the 13,659,735 common shares issuable upon exercise of the outstanding Representative’s Warrant, Class B Warrants and Class C Warrants were previously paid by the Company in connection with the filing of the Registration Statement.
Deregistration of Unsold Securities
In accordance with the undertakings related to Item 512(a)(3) of Regulation S-K contained in the Registration Statement, the Company hereby removes from registration under the Registration Statement, as of the effectiveness of this Post-Effective Amendment, all securities that remain unsold under the Registration Statement other than those which are being registered pursuant to this Post-Effective Amendment.  The Company is removing from registration these securities as its offering of these securities terminated on June 23, 2019 upon the expiration of the underwriter's option to purchase additional units.
Registration of Common Stock Upon Exercise of Warrants
This Post-Effective Amendment also contains an updated prospectus relating to an aggregate of 13,659,735 common shares issuable upon exercise of the outstanding Representative’s Warrant, Class B Warrants and Class C Warrants previously issued in connection with the offering of initial securities and the partial exercise of the underwriter’s over-allotment option under the Registration Statement, both of which closed on May 13, 2019.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED JULY 3, 2019
PROSPECTUS
Up to 13,659,735 Common Shares
Issuable Upon Exercise of Outstanding Warrants
Seanergy Maritime Holdings Corp.
This prospectus relates to the issuance of up to 13,659,735 of our common shares issuable upon the exercise of outstanding (i) Class B Warrants to purchase common shares, (ii) Class C Warrants to purchase common shares and (iii) a Representative’s Warrant to purchase up to 210,000 of our common shares. We refer to the Class B Warrants, Class C Warrants and Representative’s Warrant together as the Warrants. The Warrants were issued in connection with a registered public offering that closed on May 13, 2019.
Each Class B Warrant has an exercise price of $3.74 per share, subject to downward adjustment under certain circumstances seven months after issuance, was exercisable upon issuance and will expire three years from issuance. Each Class C Warrant has an exercise price of $3.74 per share, was exercisable upon issuance, and will expire six months from issuance. Beginning on June 14, 2019, each Class C Warrant was exercisable on a cashless basis under certain circumstances for a number of common shares calculated according to a formula based on the market price at the time of exercise.  The Representative’s Warrant has an exercise price of $4.25 per share.
Our common shares, Class A Warrants and Class B Warrants are listed on the Nasdaq Capital Market under the symbols “SHIP”, “SHIPW” and “SHIPZ”, respectively. On July 1, 2019, the last reported sale price of our common shares on the Nasdaq Capital Market was $0.61 per share.
Investing in our securities involves a high degree of risk. See "Risk Factors" beginning on page 8 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2019.

TABLE OF CONTENTS
Page
ABOUT THIS PROSPECTUS	1
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	1
ENFORCEABILITY OF CIVIL LIABILITIES	3
PROSPECTUS SUMMARY	3
THE OFFERING	6
RISK FACTORS	8
USE OF PROCEEDS	13
CAPITALIZATION	14
DESCRIPTION OF CAPITAL STOCK AND WARRANTS	15
TAX CONSIDERATIONS	21
PLAN OF DISTRIBUTION	31
EXPENSES RELATING TO THIS OFFERING	32
LEGAL MATTERS	32
EXPERTS	32
WHERE YOU CAN FIND MORE INFORMATION	32
DOCUMENTS INCORPORATED BY REFERENCE	32
AUTHORIZED REPRESENTATIVE	II-8

ABOUT THIS PROSPECTUS
You should rely only on the information contained and incorporated by reference into this prospectus and in any free writing prospectus that we authorize to be distributed to you. We have not, and the underwriters have not, authorized anyone to provide you with additional or different information or to make representations other than those contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This document may only be used where it is legal to sell these securities. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer is not permitted.
We obtained certain statistical data, market data and other industry data and forecasts used or incorporated by reference into this prospectus from publicly available information. While we believe that the statistical data, industry data, forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference into this prospectus contain certain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding our or our management's expectations, hopes, beliefs, intentions or strategies regarding the future and other statements that are other than statements of historical fact. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words "anticipate", "believe", "continue", "could", "estimate", "expect", "intend", "may", "might", "plan", "possible", "potential", "predict", "project", "should", "would" and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.
The forward-looking statements in this prospectus and the documents incorporated by reference into this prospectus are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies that are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections. As a result, you are cautioned not to rely on any forward-looking statements.
Many of these statements are based on our assumptions about factors that are beyond our ability to control or predict and are subject to risks and uncertainties that are described more fully in the section herein entitled "Risk Factors". Any of these factors or a combination of these factors could materially affect our future results of operations and the ultimate accuracy of the forward-looking statements. In addition to these important factors and matters discussed elsewhere herein and in the documents incorporated by reference herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include, among other things:
•	changes in shipping industry trends, including charter rates, vessel values and factors affecting vessel supply and demand;
•	changes in seaborne and other transportation patterns;
•	changes in the supply of or demand for drybulk commodities, including drybulk commodities carried by sea, generally or in particular regions;
•	changes in the number of newbuildings under construction in the drybulk shipping industry;
•	changes in the useful lives and the value of our vessels and the related impact on our compliance with loan covenants;

•	the aging of our fleet and increases in operating costs;
•	changes in our ability to complete future, pending or recent acquisitions or dispositions;
•	our ability to achieve successful utilization of our expanded fleet;
•
changes to our financial condition and liquidity, including our ability to pay amounts that we owe and obtain additional financing to fund capital expenditures, acquisitions and other general corporate activities;

•	risks related to our business strategy, areas of possible expansion or expected capital spending or operating expenses;
•	changes in the availability of crew, number of off-hire days, classification survey requirements and insurance costs for the vessels in our fleet;
•
changes in our ability to leverage the relationships and reputation in the drybulk shipping industry of V.Ships Limited, or V.Ships, our technical manager, and Fidelity Marine Inc., or Fidelity, our commercial manager;

•	changes in our relationships with our contract counterparties, including the failure of any of our contract counterparties to comply with their agreements with us;
•	loss of our customers, charters or vessels;
•	damage to our vessels;
•	potential liability from future litigation and incidents involving our vessels;
•	our future operating or financial results;
•	acts of terrorism and other hostilities;
•	changes in global and regional economic and political conditions;
•	changes in governmental rules and regulations or actions taken by regulatory authorities, particularly with respect to the drybulk shipping industry;
•	our ability to continue as a going concern; and
•
other factors listed from time to time in registration statements, reports or other materials that we have filed with or furnished to the U.S. Securities and Exchange Commission, or the Commission, including our most recent annual report on Form 20-F, which is incorporated by reference into this prospectus.

Should one or more of the foregoing risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.
We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable laws. If one or more forward-looking statements are updated, no inference should be drawn that additional updates will be made with respect to those or other forward-looking statements.

ENFORCEABILITY OF CIVIL LIABILITIES
We are incorporated under the laws of the Republic of the Marshall Islands and our principal executive offices are located outside the United States. Most of our directors and officers reside outside the United States. In addition, all or a substantial portion of our assets and the assets of certain of our directors and officers are located outside the United States. As a result, it may not be possible for you to serve legal process within the United States upon us or any of these persons. It may also not be possible for you to enforce, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.
Furthermore, there is substantial doubt that courts in jurisdictions outside of the U.S. (i) would enforce judgments of U.S. courts obtained in actions against us or our directors or officers based upon the civil liability provisions of applicable U.S. federal and state securities laws or (ii) would enforce, in original actions, liabilities against us or our directors or officers based on those laws.
PROSPECTUS SUMMARY
This summary highlights certain information that appears elsewhere in this prospectus or in documents incorporated by reference herein, and this summary is qualified in its entirety by that more detailed information. This summary may not contain all of the information that may be important to you. We urge you to carefully read this entire prospectus and the documents incorporated by reference herein. As an investor or prospective investor, you should also review carefully the sections entitled "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors" in this prospectus and in our Annual Report on Form 20-F for the year ended December 31, 2018.
Unless the context otherwise requires, as used in this prospectus, the terms "Company", "Seanergy", "we", "us" and "our" refer to Seanergy Maritime Holdings Corp. and all of its subsidiaries, and "Seanergy Maritime Holdings Corp.". refers only to Seanergy Maritime Holdings Corp. and not to its subsidiaries. We use the term deadweight ton, or dwt, in describing the size of our vessels. Dwt, expressed in metric tons, each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry. Unless otherwise indicated, all references in this prospectus to "$" or "dollars" are to U.S. dollars, and financial information presented in this prospectus is derived from the financial statements and/or financial results incorporated by reference in this prospectus that were prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.
Overview
We are Seanergy Maritime Holdings Corp., an international shipping company specializing in the worldwide seaborne transportation of drybulk commodities, primarily iron ore and coal. We believe that we have established a reputation in the international drybulk shipping industry for operating and maintaining vessels with high standards of performance, reliability and safety. Our management team is comprised of executives with extensive experience in operating large and diversified fleets, who have strong relationships to a growing number of international charterers.
We acquired our fleet at a historically low point in the shipping cycle. In 2015, we acquired eight modern drybulk vessels (six Capesize and two Supramax vessels). In 2016 and 2017, we acquired three additional Capesize drybulk vessels. In October and November 2018, we sold our two Supramax vessels and purchased an additional Capesize vessel and we became the only pure-play Capesize shipping company publicly listed in the U.S. capital markets. We refer to the ten vessels that we presently operate as our "Fleet". Since March 2015, we have invested approximately $300 million to acquire our Fleet.
We manage our vessels' operations, insurances, claims and bunkering and have the general supervision of our third-party technical and commercial managers. V.Ships, an independent third party, provides technical management for our vessels that includes general administrative and support services, such as crewing and other technical management, accounting related to vessels and provisions. Fidelity, an independent third party, provides exclusive commercial management services for all our vessels and Seanergy Management Corp., or Seanergy Management, our wholly-owned ship managing subsidiary provides us with certain other management services.

Our Fleet
As of the date of this prospectus, we operate a fleet of ten Capesize drybulk vessels with a cargo-carrying capacity of approximately 1,748,581 dwt and an average age of approximately 10.2 years. The following table lists the vessels in our Fleet as of the date of this prospectus:
Fleet
Vessel Name	Year Built	Dwt	Flag	Yard	Type of Current Employment
Fellowship	2010	179,701	MI	Daewoo	Spot
Championship (1)	2011	179,238	MI	Sungdong	Time Charter, (or T/C), Index Linked (2)
Partnership	2012	179,213	MI	Hyundai	T/C Index Linked(3)
Knightship (4)	2010	178,978	LIB	Hyundai	Spot
Lordship	2010	178,838	LIB	Hyundai	T/C Index Linked(5)
Gloriuship	2004	171,314	MI	Hyundai	Spot
Leadership	2001	171,199	BA	Koyo-Imabari	Spot
Geniuship	2010	170,058	MI	Sungdong	Spot
Premiership	2010	170,024	IoM	Sungdong	T/C Index Linked(6)
Squireship	2010	170,018	LIB	Sungdong	T/C Index Linked(7)
Average Age/Total dwt:	10.2 years	1,748,581

(1)
In November 2018, we entered into a financing arrangement with Cargill International SA, or Cargill, according to which this vessel was sold and leased back on a bareboat basis for a five-year period. We have a purchase obligation at the end of the five-year period and we further have the option to repurchase the vessel at any time during the bareboat charter.

(2)
This vessel is being chartered by Cargill. The vessel was delivered to the charterer on November 7, 2018 for a period of employment of 60 months, with an additional period of about 16 to about 18 months at the charterer's option. The net daily charter hire is calculated at an index linked rate based on the five T/C routes of the Baltic Capesize Index, or the BCI TCE. In addition, the time charter provides us with the option to convert the index linked rate to a fixed rate for a period of between 3 and 12 months priced at the then prevailing Capesize forward freight agreement rate, or (“FFA”), for the selected period.

(3)
This vessel is being chartered by Uniper Global Commodities SE, or Uniper, from August 2019, for a minimum of 33 months to a maximum of 37 months, with an additional period of about 11 to about 13 months at the charterers’ option. The net daily charter hire is calculated at an index linked rate based on the BCI TCE. In addition, the time charter provides us an option to convert the index linked rate to a fixed rate for a period of between 3 and 12 months priced at the then prevailing Capesize FFA, for the selected period.

(4)
In June 2018, we entered into a financing arrangement with AVIC International Leasing Co., Ltd., or AVIC, according to which this vessel was sold and leased back on a bareboat basis from AVIC's affiliate, Hanchen Limited, or Hanchen, for an eight-year period. We have a purchase obligation at the end of the eight-year period and we further have the option to repurchase the vessel at any time following the second anniversary of delivery under the bareboat charter.

(5)
This vessel is being chartered by Oldendorff Carriers GmbH & Co. KG, or Oldendorff, from June 2019, for a period of about 33 months to about 37 months, with an additional period of about 11 to about 13 months at the charterers’ option. The net daily charter hire is calculated at an index linked rate based on the BCI TCE. In addition, the time charter provides us with the option to convert the index linked rate to a fixed rate for a period of between 3 and 12 months priced at the then prevailing Capesize FFA for the selected period.

(6)
This vessel is chartered by a major commodity trading company from September 2019 for a period of about 33 to about 37 months, with two optional periods of about 11 to about 13 months each at the charterers’ option. The daily charter hire is calculated at an index linked rate based on the BCI TCE.

(7)
This vessel is chartered by a major commodity trading company from August 2019 for a period of about 33 to about 37 months, with two optional periods of about 11 to about 13 months each at the charterers’ option. The daily charter hire is calculated at an index linked rate based on the BCI TCE.

Key to Flags:
BA – Bahamas, IoM – Isle of Man, LIB – Liberia, MI – Marshall Islands

Corporate Information
We were incorporated under the laws of the Republic of the Marshall Islands on January 4, 2008, originally under the name Seanergy Merger Corp., as a wholly-owned subsidiary of Seanergy Maritime Corp. We changed our name to Seanergy Maritime Holdings Corp. on July 11, 2008. Our principal executive office is located at 154 Vouliagmenis Avenue, 166 74 Glyfada, Athens, Greece. Our registered office is located at Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960. Our registered agent in the Republic of the Marshall Islands is: The Trust Company of the Marshall Islands, Inc., Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960. Our principal executive office telephone number is +30 213 0181507. Our corporate website address is www.seanergymaritime.com. The information contained on our website does not constitute part of this prospectus. The SEC maintains a website that contains reports, proxy and information statements, and other information that we file electronically at www.sec.gov.

THE OFFERING
Common shares outstanding as of July 1, 2019	18,443,682 common shares(1)
Securities offered by us
Up to 13,659,735 of our common shares issuable from time to time upon exercise of the Warrants, including (i) 4,830,000 common shares issuable upon exercise of the Class B Warrants, (ii) 8,619,735 common shares issuable upon exercise of the Class C Warrants, including pursuant to the cashless exercise provisions of the Class C Warrants and (iii) 210,000 common shares issuable upon exercise of the Representative’s Warrant. See “Description of Capital Stock and Warrants-Class B Warrants and Class C Warrants”.
The Class B Warrants were exercisable immediately upon issuance and will expire on May 13, 2022. The Class C Warrants were exercisable immediately upon issuance and will expire on November 13, 2019. The Representative’s Warrant is exercisable beginning on November 9, 2019 and will expire on May 9, 2022.

Common shares to be outstanding immediately after this offering	32,103,417 common shares, assuming the Representative’s Warrant, Class B Warrants and Class C Warrants are exercised in full(2)
Use of proceeds
We estimate that we will receive net proceeds of approximately $30.7 million if all of the Warrants are exercised in full on a cash basis. We intend to use the proceeds from the exercise of the Warrants for general corporate purposes. It is possible that some or all of the Warrants may expire and may never be exercised. See “Use of Proceeds”.

Risk factors
Investing in our securities involves a high degree of risk. See "Risk Factors" below, beginning on page 8, and in our Annual Report on Form 20-F for the year ended December 31, 2018, which is incorporated herein by reference, to read about the risks you should consider before investing in our securities.

Listing	As of the date of this prospectus, our common shares, Class A Warrants and Class B Warrants are traded on the Nasdaq Capital Market under the symbol “SHIP”, “SHIPW” and “SHIPZ”, respectively.
(1)	Excludes 2,867,776 shares issuable upon exercise of convertible notes comprised of:
•	281,481 common shares issuable upon exercise of a conversion option pursuant to the convertible note, dated March 12, 2015, as amended, that we issued to Jelco,
•	1,567,777 common shares issuable upon exercise of a conversion option pursuant to the convertible note, dated September 7, 2015, as amended, that we issued to Jelco, and
•	1,018,518 common shares issuable upon exercise of a conversion option pursuant to the convertible note, dated September 27, 2017, as amended, that we issued to Jelco.

Under each of the convertible notes, Jelco may, at its option, convert the whole or any part of the principal amount under each note at any time into common shares at a conversion price of $13.50 per share. As of the date of this prospectus, $38.72 million of convertible notes was outstanding comprised of:
•	$3.8 million outstanding under the convertible note, dated March 12, 2015, as amended
•	$21.17 million outstanding under the revolving convertible note dated September 7, 2015, as amended and
•	$13.75 million outstanding under the convertible note, dated September 27, 2017, as amended.
As of the date of this prospectus, an amount of $3.5 million was available but undrawn under the revolving convertible note, dated September 7, 2015, as amended.
(2)	The number of common shares that will be outstanding after this offering excludes:
•	766,666 common shares issuable upon the exercise of outstanding Class A Warrants at an exercise price of $30.00 per share;
•	37,666 common shares issuable upon the exercise of two outstanding warrants previously issued to the Representative at an exercise price of $28.13 per share; and
•	1,823,529 common shares issuable to Jelco upon the exercise of Class B Warrants previously issued in the private placement that closed on May 13, 2019.

RISK FACTORS
An investment in our securities involves a high degree of risk. Before deciding to invest in our securities, you should carefully consider the risks described below and all of the other information contained or incorporated by reference into this prospectus. These risks and uncertainties are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks actually occurs, our business, financial condition, results of operations and future growth prospects could be materially adversely affected. In that case, you may lose all or part of your investment in the securities. For additional risk factors, please see “Item 3. Key Information ⸻D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2018, which is incorporated herein by reference.
Risks Relating to the Offering and the Ownership of our Common Shares
The market price of our common shares has been and may in the future be subject to significant fluctuations. Further, there is no guarantee of a continuing public market to resell our securities.
Our common shares commenced trading on the Nasdaq Global Market on October 15, 2008. Since December 21, 2012 and December 13, 2016, respectively, our common shares and Class A Warrants have traded on the Nasdaq Capital Market. On May 10, 2019, our Class B Warrants began trading on the Nasdaq Capital Market under the symbol “SHIPZ”. We cannot assure you that an active and liquid public market for our common shares, Class A Warrants or Class B Warrants will develop or continue.
The market price of our common shares has been and may in the future be subject to significant fluctuations as a result of many factors, some of which are beyond our control. Among the factors that have in the past and could in the future affect our share price are:
•	quarterly variations in our results of operations;
•	changes in market valuations of similar companies and stock market price and volume fluctuations generally;
•	changes in earnings estimates or the publication of research reports by analysts;
•	speculation in the press or investment community about our business or the shipping industry generally;
•	strategic actions by us or our competitors such as acquisitions or restructurings;
•	the thin trading market for our common shares, which makes it somewhat illiquid;
•	regulatory developments;
•	additions or departures of key personnel;
•	general market conditions; and
•	domestic and international economic, market and currency factors unrelated to our performance.
The stock markets in general, and the markets for drybulk shipping and shipping stocks in particular, have experienced extreme volatility that has sometimes been unrelated to the operating performance of individual companies. These broad market fluctuations may adversely affect the trading price of our common shares.
Additionally, there is no guarantee of a continuing public market to resell our common shares. Our common shares currently trade on the Nasdaq Capital Market. We cannot assure you that an active and liquid public market for our common shares will continue.

We have broad discretion in the use of the net proceeds from this offering and may use the net proceeds in ways with which you disagree.
Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our securities. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our securities to decline. Pending the application of these funds, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.
Warrants are speculative in nature and there is no assurance that it will ever be profitable for holders of our warrants to exercise the warrants.
The warrants offered in this offering do not confer any rights of common share ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire common shares at a fixed price for a limited period of time. Specifically, commencing on the date of issuance, holders of the Class B Warrants may exercise their right to acquire common shares and pay an exercise price of $3.74 per share, prior to three years from the date of issuance, after which date any unexercised warrants will expire and have no further value, and holders of the Class C Warrants may exercise their right to acquire common shares and pay an exercise price of $3.74 per share, prior to six months from the date of issuance, after which date any unexercised warrants will expire and have no further value. Commencing on the date of issuance, holders of pre-funded warrants may exercise their right to acquire common shares and pay an exercise price of $0.01, representing the unpaid portion of the exercise price. Moreover, following this offering, the market value of the warrants is uncertain and there can be no assurance that the market value of the warrants will equal or exceed the offering price. There can be no assurance that the market price of the common shares will ever equal or exceed the exercise price of the warrants, and consequently, whether it will ever be profitable for holders of the warrants to exercise the warrants.
The declaration and payment of dividends will always be subject to the discretion of our board of directors and will depend on a number of factors. Our board of directors may not declare dividends in the future.
The declaration, timing and amount of any dividend is subject to the discretion of our board of directors and will be dependent upon our earnings, financial condition, market prospects, capital expenditure requirements, investment opportunities, restrictions in our loan agreements, the provisions of the laws of the Republic of the Marshall Islands affecting the payment of dividends to shareholders, overall market conditions and other factors. Our board of directors may not declare dividends in the future.
The laws of the Republic of the Marshall Islands generally prohibits the payment of dividends if the company is insolvent or would be rendered insolvent upon payment of such dividend, and dividends may be declared and paid out of our operating surplus. Dividends may also be declared or paid out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. We may be unable to pay dividends in the anticipated amounts or at all.
Anti-takeover provisions in our amended and restated articles of incorporation and second amended and restated bylaws could make it difficult for shareholders to replace or remove our current board of directors or could have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of our common shares.
Several provisions of our amended and restated articles of incorporation and second amended and restated bylaws could make it difficult for shareholders to change the composition of our board of directors in any one year, preventing them from changing the composition of our management. In addition, the same provisions may discourage, delay or prevent a merger or acquisition that shareholders may consider favorable.

These provisions:
•	authorize our board of directors to issue "blank check" preferred shares without shareholder approval;
•	provide for a classified board of directors with staggered, three-year terms;
•	require a super-majority vote in order to amend the provisions regarding our classified board of directors;
•	permit the removal of any director from office at any time, with or without cause, at the request of the shareholder group entitled to designate such director; and
•
prevent our board of directors from dissolving the shipping committee or altering the duties or composition of the shipping committee without an affirmative vote of not less than 80% of the board of directors.

These anti-takeover provisions could substantially impede the ability of shareholders to benefit from a change in control and, as a result, may adversely affect the market price of our common shares and your ability to realize any potential change of control premium.
Issuance of preferred shares may adversely affect the voting power of our shareholders and have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of our common shares.
Our amended and restated articles of incorporation currently authorize our board of directors to issue preferred shares in one or more series and to determine the rights, preferences, privileges and restrictions, with respect to, among other things, dividends, conversion, voting, redemption, liquidation and the number of shares constituting any series without shareholders' approval. If our board of directors determines to issue preferred shares, such issuance may discourage, delay or prevent a merger or acquisition that shareholders may consider favorable. The issuance of preferred shares with voting and conversion rights may also adversely affect the voting power of the holders of common shares. This could substantially impede the ability of public shareholders to benefit from a change in control and, as a result, may adversely affect the market price of our common shares and your ability to realize any potential change of control premium.
Jelco and Comet Shipholding Inc. are able to control the outcome of all matters requiring a shareholder vote, and their interests could conflict with the interests of our other shareholders.
Jelco and Comet Shipholding Inc., or Comet, both companies affiliated with our Sponsor, currently collectively own approximately 7,934,388, or approximately 43.0%, of our outstanding common shares, and Jelco may also acquire up to 4,691,305 additional common shares upon conversion of the convertible notes issued to it by the Company and Class B Warrants purchased in a private placement, in which case our Sponsor would own approximately 54.6% of our outstanding common shares, based on the number of common shares outstanding as of July 1, 2019. As a result, Jelco and Comet may be able to control the outcome of all matters requiring a shareholder vote. This concentration of ownership may delay, deter or prevent acts that would be favored by our other shareholders or deprive shareholders of an opportunity to receive a premium for their shares as part of a sale of our business, and it is possible that the interests of our Sponsor may in some cases conflict with our interests and the interests of our other holders of shares. For example, conflicts of interest may arise between us, on one hand, and our Sponsor or affiliated entities, on the other hand, which may result in the transactions on terms not determined by market forces. Any such conflicts of interest could adversely affect our business, financial condition and results of operations, and the trading price of our common shares. In addition, this concentration of share ownership may adversely affect the trading price of our shares because investors may perceive disadvantages in owning shares in a company with controlling shareholders.

We may issue additional common shares or other equity securities without shareholder approval, which would dilute our existing shareholders' ownership interests and may depress the market price of our common shares.
We may issue additional common shares or other equity securities of equal or senior rank in the future without shareholder approval in connection with, among other things, future vessel acquisitions, the repayment of outstanding indebtedness, and the conversion of convertible financial instruments.
Our issuance of additional common shares or other equity securities of equal or senior rank in these situations would have the following effects:
•	our existing shareholders' proportionate ownership interest in us would decrease;
•	the proportionate amount of cash available for dividends payable on our common shares could decrease;
•	the relative voting strength of each previously outstanding common share could be diminished; and
•	the market price of our common shares could decline.
In addition, we may issue additional common shares upon any conversion of our outstanding convertible notes issued to Jelco or upon exercise of our outstanding Class A Warrants or the Representative's Warrants issued to Maxim Group LLC, or Maxim in connection with our public offering in December 2016 (the "2016 Representative's Warrants"), or upon exercise of outstanding Class B Warrants issued to Jelco in connection with the private placement that closed in May 2019.
Beginning on the one-month anniversary of the issuance date and thereafter during the term of the Class C Warrants covered by this prospectus, the warrant holders have the right to exercise the Class C Warrants on a cashless basis under certain circumstances. As long as the price of our common shares remains below the offering price during the period between 30 days and six months after the offering, the number of common shares issuable upon such cashless exercise of Class C Warrants will increase. As an illustration, based on the unit price of $3.40, if the price of our common shares is equal to or less than $1.00 per share at any time more than 30 days after the offering, and less than six months after this offering, and all holders of the 3,145,889 Class C Warrants outstanding were to exercise the warrants on a cashless basis, we would have to issue to them up to 8,619,735 common shares as a result of these further cashless exercises. The issuance of those shares would be dilutive to our shareholders.
As of the date of this prospectus, Jelco had the right to acquire 281,481 common shares upon exercise of a conversion option pursuant to the convertible note dated March 12, 2015, as amended, issued by the Company to Jelco, 1,567,777 common shares upon exercise of a conversion option pursuant to the revolving convertible note dated September 7, 2015, as amended, issued by the Company to Jelco and 1,018,518 common shares upon exercise of a conversion option pursuant to the convertible note dated September 27, 2017, as amended, issued by the Company to Jelco. Under each of the convertible notes, Jelco may, at its option, convert the principal amount under the note at any time into common shares at a conversion price of $13.50 per share. Additionally, Jelco currently has 1,823,529 outstanding Class B Warrants that were purchased in a private placement that occurred concurrently with the public offering of the securities covered by this prospectus. Our issuance of additional common shares in such instance would cause the proportionate ownership interest in us of our existing shareholders, other than Jelco, to decrease; the relative voting strength of each previously outstanding common share held by our existing shareholders, other than the converting noteholder, to decrease; and the market price of our common shares could decline.
As of the date of this prospectus, we had 11,500,000 Class A Warrants outstanding to purchase an aggregate of 766,666 common shares and two 2016 Representative's Warrants outstanding to purchase an aggregate of 37,666 common shares. Each Class A Warrant is exercisable for one common share at an exercise price of $30.00 per share and expires in December 2021. The 2016 Representative's Warrants have an exercise price equal to $28.13 per common share and expire in December 2019. Our issuance of additional common shares upon the exercise of the Class A Warrants or the 2016 Representative's Warrants would cause the proportionate ownership interest in us of our existing shareholders, other than the exercising warrant holders, to decrease; the relative voting strength of each previously outstanding common share held by our existing shareholders to decrease; and the market price of our common shares could decline.

We are incorporated in the Republic of the Marshall Islands, which does not have a well-developed body of corporate law, which may negatively affect the ability of shareholders to protect their interests.
Our corporate affairs are governed by our Amended and Restated Articles of Incorporation, our Second Amended and Restated Bylaws and by the Marshall Islands Business Corporations Act, or the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Republic of the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the laws of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain U.S. jurisdictions. Shareholder rights may differ as well. While the BCA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, shareholders may have more difficulty in protecting their interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction.
Additionally, the Republic of the Marshall Islands does not have a legal provision for bankruptcy or a general statutory mechanism for insolvency proceedings. As such, in the event of a future insolvency or bankruptcy, our shareholders and creditors may experience delays in their ability to recover for their claims after any such insolvency or bankruptcy. Further, in the event of any bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding involving us or any of our subsidiaries, bankruptcy laws other than those of the United States could apply. If we become a debtor under U.S. bankruptcy law, bankruptcy courts in the United States may seek to assert jurisdiction over all of our assets, wherever located, including property situated in other countries. There can be no assurance, however, that we would become a debtor in the United States, or that a U.S. bankruptcy court would be entitled to, or accept, jurisdiction over such a bankruptcy case, or that courts in other countries that have jurisdiction over us and our operations would recognize a U.S. bankruptcy court's jurisdiction if any other bankruptcy court would determine it had jurisdiction.
It may not be possible for investors to serve process on or enforce U.S. judgments against us.
We and all of our subsidiaries are incorporated in jurisdictions outside the U.S. and substantially all of our assets and those of our subsidiaries are located outside the U.S. In addition, most of our directors and officers are non-residents of the U.S., and all or a substantial portion of the assets of these non-residents are located outside the U.S. As a result, it may be difficult or impossible for U.S. investors to serve process within the U.S. upon us, our subsidiaries or our directors and officers or to enforce a judgment against us for civil liabilities in U.S. courts. In addition, you should not assume that courts in the countries in which we or our subsidiaries are incorporated or where our assets or the assets of our subsidiaries are located (1) would enforce judgments of U.S. courts obtained in actions against us or our subsidiaries based upon the civil liability provisions of applicable U.S. federal and state securities laws or (2) would enforce, in original actions, liabilities against us or our subsidiaries based on those laws.

USE OF PROCEEDS
We estimate that we will receive net proceeds of approximately $30.7 million if all of the Warrants are exercised in full on a cash basis. We intend to use the proceeds from the exercise of the Warrants for general corporate purposes. It is possible that some or all of the Warrants may expire and may never be exercised.

CAPITALIZATION
The following table sets forth our capitalization as of March 31, 2019:

•	on an actual basis;

•
on an as adjusted basis, to give effect to (a) $4.3 million of installments paid under our facilities since March 31, 2019, of which: (i) $3.4 million relates to our secured credit facilities and (ii) $0.9 million relates to our other financial liabilities under the sale and leaseback transactions, (b) the sale of 4,200,000 units at a price of $3.40 per unit and the sale of 630,000 Class B warrants and of 630,000 Class C warrants following the underwriter's over-allotment option exercise, each at a price of $0.01, in exchange for gross proceeds of $14.3 million, or net proceeds of $12.7 million after deducting an amount of $1.6 million concerning underwriting expenses, commissions related to the offering and other fees, (each unit consists of one common share (or one pre-funded warrant in lieu thereof), one Class B warrant to purchase one common share and one Class C warrant to purchase one common share) and (c) 1,823,529 units sold to Jelco in the concurrent private placement, in exchange for $6.2 million at a price of $3.40 per unit of which $2.1 million represents accrued interest to Jelco as of March 31, 2019 that was converted to units.

There have been no significant adjustments to our capitalization since March 31, 2019 up to July 1, 2019, other than the adjustments described above. The historical data in the table is derived from, and should be read in conjunction with, our historical financial statements included in this prospectus.  You should also read this table in conjunction with the information included in our financial results for the three months ended March 31, 2019 in our Report on Form 6-K, filed with the Commission on June 14, 2019 and is incorporated by reference herein.

(All figures in thousands of U.S. dollars, except for share amounts)	Actual (unaudited)	As Adjusted (unaudited)
Debt:
Secured long-term debt, other financial liabilities and due to related parties, net of deferred finance costs	$216,809	$212,503
Convertible notes	12,109	12,109
Total Debt	$228,918	$224,612

Shareholders' equity:
Preferred stock, $0.0001 par value; 25,000,000 shares authorized; none issued	—	—
Common shares, $0.0001 par value; 500,000,000 authorized shares as at March 31, 2019; 2,810,184 shares issued and outstanding as at March 31, 2019; 18,443,682 shares issued and outstanding as adjusted	3	5
Additional paid-in capital (excluding shareholder's convertible notes)	$351,271	$369,983
Shareholder's convertible notes	35,354	35,354
Accumulated deficit	(373,159)	(373,159)
Total Shareholders' equity	13,469	32,183
Total capitalization	$242,387	$256,795

DESCRIPTION OF CAPITAL STOCK AND WARRANTS
For the complete terms of our capital stock, please refer to our amended and restated articles of incorporation and our second amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part. The BCA of the Republic of the Marshall Islands may also affect the terms of our capital stock.
For purposes of the following description of capital stock, references to "us", "we" and "our" refer only to Seanergy Maritime Holdings Corp. and not any of its subsidiaries.
Purpose
Our purpose, as stated in our amended and restated articles of incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the BCA. Our amended and restated articles of incorporation and bylaws do not impose any limitations on the ownership rights of our shareholders.
Authorized Capitalization
Our authorized capital stock consists of 500,000,000 registered common shares, par value $0.0001 per share, of which 18,443,682 shares were issued and outstanding as of July 1, 2019, and 25,000,000 registered preferred shares with par value of $0.0001, of which no shares are issued and outstanding. Our board of directors has the authority to establish such series of preferred shares and with such designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions as shall be stated in the resolution or resolutions providing for the issue of such preferred shares.
Share History
We were incorporated under the laws of the Republic of the Marshall Islands on January 4, 2008, originally under the name Seanergy Merger Corp., as a wholly-owned subsidiary of Seanergy Maritime Corp. We changed our name to Seanergy Maritime Holdings Corp. on July 11, 2008. Seanergy Maritime Corp.'s common shares were originally listed on the American Stock Exchange. On October 15, 2008, Seanergy Maritime Corp.'s common shares commenced trading on the Nasdaq Global Market. Following the dissolution of Seanergy Maritime Corp., our common shares started trading on the Nasdaq Global Market on January 28, 2009. Effective December 21, 2012, we transferred our stock listing to the Nasdaq Capital Market. The following information gives effect to a one-for-fifteen reverse stock split of our common shares that became effective on March 20, 2019.
On August 5, 2016, we sold 78,666 of our common shares in a registered direct offering to an unaffiliated institutional investor at a public offering price of $62.25 per share.
On November 23, 2016, we sold 87,000 of our common shares in a registered direct offering to unaffiliated institutional investors at a public offering price of $41.25 per share.
On December 13, 2016, we sold 666,666 of our common shares and 10,000,000 Class A Warrants to purchase 666,666 of our common shares in a registered public offering at a combined public offering price of $22.50 per share and warrant. In connection with the sale of the securities, we issued to the representative of the underwriters a Representative's Warrant to purchase 33,333 of our common shares.
On December 15, 2016, we issued an aggregate of 51,520 of our common shares to certain of our directors, officers and employees pursuant to the Plan.
On December 21, 2016, pursuant to the exercise of the over-allotment option granted to the underwriters in the public offering that was completed on December 13, 2016, we sold an additional 86,666 of our common shares and 1,500,000 Class A Warrants to purchase 100,000 of our common shares. In connection with the sale of the securities, we issued to the representative of the underwriters a Representative's Warrant to purchase 4,333 of our common shares.

On April 10, 2017, we issued 8,333 of our common shares in a private placement to a third-party service provider as compensation.
Between February 6, 2017 and April 27, 2017, we sold 185,475 of our common shares in a public at-the-market offering pursuant to the Equity Distribution Agreement, dated February 3, 2017, between us and Maxim.
On February 1, 2018, we issued an aggregate of 84,000 of our common shares to certain of our directors, officers and employees pursuant to the Plan.
On November 7, 2018, we issued an aggregate of 120,000 of our common shares to Cargill in connection with the lease financing transaction for the Championship.
On January 10, 2019, we issued an aggregate of 144,000 of our common shares to certain of our directors, officers and employees pursuant to the Plan.
On May 13, 2019, we sold 4,200,000 units consisting of (i) a common share or a pre-funded warrant to purchase a common share at an exercise price equal to $0.01, (ii) a Class B Warrant to purchase one common share  and (iii) a Class C Warrant to purchase one common share for $3.40 per unit in a public offering underwritten by Maxim. Maxim partially exercised its over-allotment option in the offering and purchased an additional 630,000 Class B Warrants and 630,000 Class C Warrants. Concurrently with the public offering, we sold 1,823,529 units consisting of (i) a common share (ii) a Class B Warrant and (iii) a Class C Warrant for $3.40 per unit to Jelco in a private placement in exchange for the waiver or forgiveness of certain payment obligations of the Company.
Between May 13, 2019 and June 27, 2019, we issued an aggregate of 1,435,000 of our common shares pursuant to the exercise of the total of 1,435,000 Pre-Funded Warrants offered in the public offering that was completed on May 13, 2019.
On June 17, 2019, we issued an aggregate of 4,996,469 of our common shares pursuant to the alternate cashless exercise of 1,823,529 Class C Warrants issued to Jelco in the private placement that was completed on May 13, 2019.
Between June 14, 2019 and June 28, 2019, we issued an aggregate of 4,614,461 of our common shares pursuant to the alternate cashless exercise of 1,684,111 Class C Warrants offered in the public offering that closed on May 13, 2019.
Our Amended and Restated Articles of Incorporation and Second Amended and Restated Bylaws
Under our second amended and restated bylaws, annual shareholder meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands. Special meetings of the shareholders, unless otherwise prescribed by law, may be called for any purpose or purposes at any time exclusively by the board of directors. Notice of every annual and special meeting of shareholders shall be given at least 15 but not more than 60 days before such meeting to each shareholder of record entitled to vote thereat.
Directors
Our directors are elected by the affirmative vote of a plurality of the votes cast at a meeting of the shareholders by the holders of shares entitled to vote in the election. Our amended and restated articles of incorporation and second amended and restated bylaws prohibit cumulative voting in the election of directors.
The board of directors must consist of at least one member and not more than thirteen. Each director shall be elected to serve until the third succeeding annual meeting of shareholders and until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. The board of directors has the authority to fix the amounts which shall be payable to the members of our board of directors, and to members of any committee, for attendance at any meeting or for services rendered to us.

Classified Board
Our amended and restated articles of incorporation provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three-year terms. Approximately one-third of our board of directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of our company. It could also delay shareholders who do not agree with the policies of the board of directors from removing a majority of the board of directors for two years.
Election and Removal
Our amended and restated articles of incorporation and second amended and restated bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our second amended and restated bylaws provide that our directors may be removed only for cause and only upon the affirmative vote of the majority of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.
Dissenters' Rights of Appraisal and Payment
Under the BCA, our shareholders generally have the right to dissent from the sale of all or substantially all of our assets not made in the usual course of our business and receive payment of the fair value of their shares. However, the right of a dissenting shareholder to receive payment of the appraised fair value of his shares is not available under the BCA for the shares of any class or series of stock, which shares at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. In the event of any further amendment of our articles of incorporation, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment.
Shareholders' Derivative Actions
Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates.
Anti-takeover Provisions of our Charter Documents
Several provisions of our amended and restated articles of incorporation and second amended and restated bylaws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise, that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.
Limited Actions by Shareholders
Our amended and restated articles of incorporation and second amended and restated bylaws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders.
Our amended and restated articles of incorporation and second amended and restated bylaws provide that only our board of directors may call special meetings of our shareholders and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a shareholder may be prevented from calling a special meeting for shareholder consideration of a proposal over the opposition of our board of directors and shareholder consideration of a proposal may be delayed until the next annual meeting.

Blank Check Preferred Stock
Under the terms of our amended and restated articles of incorporation, our board of directors has authority, without any further vote or action by our shareholders, to issue up to 25,000,000 shares of blank check preferred stock. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.
Representative's Warrant
We issued to the Representative a warrant to purchase up to 210,000 common shares, an amount equal to five percent (5%) of the number of common shares underlying the units and the pre-funded warrants sold in the public offering of units. The warrant is exercisable at any time, and from time to time, in whole or in part, commencing six (6) months from the effective date of the Registration Statement and expires on May 9, 2022, three years after the effective date of the Registration Statement. The warrant is exercisable at a per share price of $4.25. In addition, the warrant provides for registration rights upon request, in certain cases.
Class B Warrants and Class C Warrants
The following summary of certain terms and provisions of the Class B Warrants and Class C Warrants and is not complete and is subject to, and qualified in its entirety by the provisions of the forms of warrant, which are filed as exhibits to the registration statement of which this prospectus forms a part. Except as otherwise specified, the terms apply to both the Class B Warrants and the Class C Warrants. Investors should carefully review the terms and provisions set forth in the forms of warrant.
Exercisability. The warrants are exercisable at any time after their original issuance and at any time up to the date that is three years after their original issuance for the Class B Warrants and six months after their original issue date for the Class C Warrants and until exercised for the pre-funded warrants. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the common shares underlying the warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of common shares purchased upon such exercise. If a registration statement registering the issuance of the common shares underlying the warrants under the Securities Act is not effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, the holder may, in its sole discretion, elect to exercise the warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of common shares determined according to the formula set forth in the warrant. No fractional common shares will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.
If, on any trading day after the one-month anniversary of the date of issuance of the Class C Warrants, and ending on the six-month anniversary of the date of issuance of the Class C Warrants, the "market price" of a common share is less than the exercise price of the Class C Warrants upon issuance (as adjusted for stock splits, stock dividends, extraordinary dividend recapitalization, reorganization, mergers and consolidation), then the holders of the Class C Warrants may exercise the Class C Warrants in an alternate cashless exercise. This alternate cashless exercise would permit such Class C Warrant holder to obtain a number of common shares equal to:
A* (B-C)/C

Where	A=	the number of warrants being exercised, and
	B=	Warrant strike price, and
	C=	The greater of (i) $1.00, and (ii) the market price of a common share.

In the event that the number of shares for which Class C Warrants are exercisable exceeds the number of common shares authorized for issuance under our articles of incorporation, we will call a meeting of our shareholders and take other appropriate action to amend and restate our articles of incorporation to increase the number of authorized shares to the level necessary to satisfy our obligations to the Class C Warrant holders.
The following table shows the number of common shares for which the Class C Warrants would be exercised in aggregate, based on hypothetical fluctuations in the market price for our common shares based upon the unit price of $3.40.
Market Price	Number of Common Shares Issued Upon Exercise
3.00	775,985
2.00	2,736,923
1.00	8,619,735

Exercise Limitation. A holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our common shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants.
Exercise Price. The exercise price per whole common share purchasable upon exercise of the warrants is $3.74 per share for the Class B Warrants and $3.74 per share for the Class C Warrants. The exercise price is subject to appropriate adjustments in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common shares and also upon any distributions of assets, including cash, stock or other property to our shareholders. In addition, on the seven-month anniversary of the issuance date of the Class B Warrants, the exercise price of the Class B Warrants will adjust to be equal to the greater of $1.00 and 120% of the previous trading day's market price of our common shares, provided that such value is less than the exercise price in effect on that date.
Transferability. Subject to applicable laws, the warrants may be offered for sale, sold, transferred or assigned without our consent.
Exchange Listing. The Class B Warrants are traded on the Nasdaq Capital Market under the symbol “SHIPZ”. The Class C Warrants are not and will not be listed.
Warrant Agent. The Class B Warrants and the Class C Warrants were issued in registered form under warrant agreements between Continental Stock Transfer & Trust, as warrant agent, and us. The warrants are initially represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company (DTC) and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.
Fundamental Transactions. In the event of a fundamental transaction, as described in the warrants and generally including, with certain exceptions, any reorganization, recapitalization or reclassification of our common shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common shares, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common shares, the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction.
Rights as a Shareholder. Except as otherwise provided in the warrants or by virtue of such holder's ownership of our common shares, the holder of a warrant does not have the rights or privileges of a holder of our common shares, including any voting rights, until the holder exercises the warrant.
Governing Law. The warrants and the warrant agreements are governed by New York law.

Transfer Agent
The registrar and transfer agent for our common shares and warrants is Continental Stock Transfer & Trust Company.
Listing
Our common shares, Class A Warrants and Class B Warrants trade on the Nasdaq Capital Market under the symbol "SHIP" and "SHIPW" and “SHIPZ”, respectively.

TAX CONSIDERATIONS
The following is a summary of the material U.S. federal income tax and Marshall Islands tax consequences of the ownership and disposition of our common shares, of the ownership, exercise, lapse and disposition of our warrants and the material U.S. federal and Marshall Islands income tax consequences applicable to us and our operations. The discussion below of the U.S. federal income tax consequences to "U.S. Holders" will apply to a beneficial owner of our common shares or warrants, as applicable, that is treated for U.S. federal income tax purposes as:
•	an individual citizen or resident of the United States;
•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia; or

•
an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or a trust if (i) a U.S. court can exercise primary supervision over the trust's administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If you are not described as a U.S. Holder and are not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, you will be considered a "Non-U.S. Holder". The U.S. federal income tax consequences applicable to Non-U.S. Holders is described below under the heading "United States Federal Income Taxation of Non-U.S. Holders".
This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our common shares or warrants through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership.
This summary is based on the U.S. Internal Revenue Code of 1986, as is in effect as of the date of this prospectus, or the Code, its legislative history, Treasury Regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change, possibly on a retroactive basis.
This summary does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder's individual circumstances. In particular, this discussion considers only holders that will own and hold our common shares as capital assets within the meaning of Section 1221 of the Code and does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:
•	financial institutions or "financial services entities";
•	broker-dealers;
•	taxpayers who have elected mark-to-market accounting;
•	tax-exempt entities;
•	governments or agencies or instrumentalities thereof;
•	insurance companies;
•	regulated investment companies;

•	real estate investment trusts;
•	certain expatriates or former long-term residents of the United States;
•	persons that actually or constructively own 10% or more of our shares;
•	persons that hold our warrants;
•	persons that hold our common shares as part of a straddle, constructive sale, hedging, conversion or other integrated transaction;
•	persons required to recognize income for U.S. federal income tax purposes no later than when such income is included on an "applicable financial statement"; or
•	persons whose functional currency is not the U.S. dollar.
This summary does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, or state, local or non-U.S. tax laws.
We have not sought, nor will we seek, a ruling from the Internal Revenue Service, or the IRS, as to any U.S. federal income tax consequence described herein. The IRS may disagree with the description herein, and its determination may be upheld by a court.
Because of the complexity of the tax laws and because the tax consequences to any particular holder of our common shares may be affected by matters not discussed herein, each such holder is urged to consult with its tax advisor with respect to the specific tax consequences of the ownership and disposition of our common shares, including the applicability and effect of state, local and non-U.S. tax laws, as well as U.S. federal tax laws.
United States Federal Income Tax Consequences
Taxation of Operating Income: In General
Unless exempt from United States federal income taxation under the rules discussed below, a foreign corporation is subject to United States federal income taxation in respect of any income that is derived from the use of vessels, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis, from the participation in a shipping pool, partnership, strategic alliance, joint operating agreement, code sharing arrangements or other joint venture it directly or indirectly owns or participates in that generates such income, or from the performance of services directly related to those uses, which we refer to as "shipping income", to the extent that the shipping income is derived from sources within the United States. For these purposes, 50% of the gross shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States, exclusive of certain U.S. territories and possessions, constitutes income from sources within the United States, which we refer to as "U.S. source gross shipping income".
Shipping income attributable to transportation that both begins and ends in the United States is considered to be 100% from sources within the United States. We are prohibited by law from engaging in transportation that produces income considered to be 100% from sources within the United States.
Shipping income attributable to transportation exclusively between non-U.S. ports will be considered to be 100% derived from sources outside the United States. Shipping income derived from sources outside the United States will not be subject to any United States federal income tax.
For our 2018 taxable year and the first and second quarter of our 2019 taxable year, we had U.S. source gross shipping income of approximately $827,000 and $107,300, respectively.

We are subject to a 4% tax imposed without allowance for deductions for such taxable year, as described in "—Taxation in the Absence of Exemption", unless we qualify for exemption from tax under Section 883 of the Code, the requirements of which are described in detail below. For our 2018 taxable year and the first and second quarter of our 2019 taxable year, we had U.S. source gross shipping income, on which we were subject to a U.S federal tax of $33,080 and $4,300, respectively. Due to the factual nature of this analysis, it is possible that we may qualify for this exemption from tax under Section 883 of the Code for the remaining of the 2019 or future taxable years, although no assurance can be given in this regard.
Exemption of Operating Income from United States Federal Income Taxation
Under Section 883 of the Code and the regulations thereunder, we will be exempt from United States federal income taxation on our U.S.-source shipping income if:
•	we are organized in a foreign country (our "country of organization") that grants an "equivalent exemption" to corporations organized in the United States; and
•
more than 50% of the value of our shares is owned, directly or indirectly, by "qualified shareholders", that are persons (i) who are "residents" of our country of organization or of another foreign country that grants an "equivalent exemption" to corporations organized in the United States, and (ii) we satisfy certain substantiation requirements, which we refer to as the "50% Ownership Test"; or

•
our shares are "primarily" and "regularly" traded on one or more established securities markets in our country of organization, in another country that grants an "equivalent exemption" to United States corporations, or in the United States, which we refer to as the "Publicly-Traded Test".

The jurisdictions where we and our ship-owning subsidiaries are incorporated grant "equivalent exemptions" to United States corporations. Therefore, we will be exempt from United States federal income taxation with respect to our U.S. source shipping income if we satisfy either the 50% Ownership Test or the Publicly-Traded Test.
50% Ownership Test
Under the regulations, a foreign corporation will satisfy the 50% Ownership Test for a taxable year if (i) for at least half of the number of days in the taxable year, more than 50% of the value of its shares is owned, directly or constructively through the application of certain attribution rules prescribed by the regulations, by one or more shareholders who are residents of foreign countries that grant "equivalent exemption" to corporations organized in the United States and (ii) the foreign corporation satisfies certain substantiation and reporting requirements with respect to such shareholders.
These substantiation requirements are onerous and therefore there can be no assurance that we would be able to satisfy them. Even if we were not able to satisfy the 50% Ownership Test for a taxable year, we may nonetheless qualify for exemption from tax under Section 883 if we are able to satisfy the Publicly-Traded Test, which is described below.
Publicly-Traded Test
The regulations provide that the stock of a foreign corporation will be considered to be "primarily traded" on an established securities market in a country if the number of shares of each class of stock that is traded during the taxable year on all established securities markets in that country exceeds the number of shares in each such class that is traded during that year on established securities markets in any other single country.

Under the regulations, the stock of a foreign corporation will be considered "regularly traded" if one or more classes of its stock representing 50% or more of its outstanding shares, by total combined voting power of all classes of stock entitled to vote and by total combined value of all classes of stock, are listed on one or more established securities markets (such as Nasdaq Capital Market), which we refer to as the "listing threshold".
The regulations further require that with respect to each class of stock relied upon to meet the listing requirement: (i) such class of the stock is traded on the market, other than in minimal quantities, on at least sixty (60) days during the taxable year or one-sixth (1/6) of the days in a short taxable year; and (ii) the aggregate number of shares of such class of stock traded on such market is at least 10% of the average number of shares of such class of stock outstanding during such year or as appropriately adjusted in the case of a short taxable year. Even if a foreign corporation does not satisfy both tests, the regulations provide that the trading frequency and trading volume tests will be deemed satisfied by a class of stock if such class of stock is traded on an established market in the United States and such class of stock is regularly quoted by dealers making a market in such stock.
Notwithstanding the foregoing, the regulations provide, in pertinent part, that a class of stock will not be considered to be "regularly traded" on an established securities market for any taxable year in which 50% or more of the vote and value of the outstanding shares of such class of stock are owned, actually or constructively under specified attribution rules, on more than half the days during the taxable year by persons who each own directly or indirectly 5% or more of the vote and value of such class of stock, who we refer to as "5% Shareholders". We refer to this restriction in the regulations as the "Closely-Held Rule".
For purposes of being able to determine our 5% Shareholders, the regulations permit a foreign corporation to rely on Schedule 13G and Schedule 13D filings with the Commission. The regulations further provide that an investment company that is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% Shareholder for such purposes.
The Closely-Held Rule will not disqualify a foreign corporation, however, if it can establish or substantiate that qualified shareholders own, actually or constructively under specified attribution rules, sufficient shares in the closely-held block of stock to preclude the shares in the closely-held block that are owned by non-qualified 5% Shareholders from representing 50% or more of the value of such class of stock for more than half of the days during the tax year. These substantiation requirements are onerous and consequently there can be no assurance that we would be able to satisfy them with respect to any taxable year. We do not believe that we satisfied that less than 50% of our shares were held for more than half of the days in the 2018 taxable year by non-qualified 5% Shareholders. Additionally, holders of warrants will not be treated as constructive owners of shares for purposes of the Closely-Held Rule.
Due to the factual nature of the issues involved, there can be no assurance that we or any of our subsidiaries will qualify for the benefits of Section 883 of the Code for future taxable years.
Taxation in Absence of Exemption
To the extent the benefits of Section 883 are unavailable, our U.S. source gross shipping income, to the extent not considered to be "effectively connected" with the conduct of a U.S. trade or business, as described below, would be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions, otherwise referred to as the "4% Tax". Since under the sourcing rules described above, no more than 50% of our shipping income would be treated as being derived from U.S. sources, the maximum effective rate of U.S. federal income tax on our shipping income would never exceed 2% under the 4% Tax.
To the extent the benefits of the Section 883 exemption are unavailable and our U.S. source gross shipping income is considered to be "effectively connected" with the conduct of a U.S. trade or business, as described below, any such "effectively connected" U.S. source gross shipping income, net of applicable deductions, would be subject to the U.S. federal corporate income tax currently imposed at a rate of 21%. In addition, we may be subject to the 30% "branch profits" tax on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of our U.S. trade or business.

Our U.S. source gross shipping income would be considered "effectively connected" with the conduct of a U.S. trade or business only if:
•	we have, or are considered to have, a fixed place of business in the United States involved in the earning of shipping income; and
•
substantially all of our U.S. source gross shipping income is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

We do not intend to have, or permit circumstances that would result in having, any vessel operating to the United States on a regularly scheduled basis. Based on the foregoing and on the expected mode of our shipping operations and other activities, we believe that none of our U.S. source gross shipping income will be "effectively connected" with the conduct of a U.S. trade or business.
United States Taxation of Gain on Sale of Vessels
Regardless of whether we qualify for exemption under Section 883, we will not be subject to United States federal income taxation with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States under United States federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States. It is expected that any sale of a vessel by us will be considered to occur outside of the United States.
United States Federal Income Taxation of U.S. Holders
Allocation of Purchase Price and Characterization of a Unit
No statutory, administrative or judicial authority directly addresses the treatment of a unit or instruments similar to a unit for U.S. federal income tax purposes and, therefore, that treatment is not entirely clear. The acquisition of a unit should be treated for U.S. federal income tax purposes as the acquisition of one common share and two warrants. For U.S. federal income tax purposes, each holder of a unit must allocate the purchase price paid by such holder for such unit between the common share and warrants based on the relative fair market value of each at the time of issuance. Under U.S. federal income tax law, each investor must make his or her own determination of such value based on all the relevant facts and circumstances. Therefore, we strongly urge each investor to consult his or her tax adviser regarding the determination of value for these purposes. The price allocated to each common share and each warrant should be the shareholder's tax basis in such share and each warrant, as the case may be. Any disposition of a unit should be treated for U.S. federal income tax purposes as a disposition of the common share and warrants comprising the unit, and the amount realized on the disposition should be allocated between the common share and warrants based on their respective relative fair market values at the time of disposition (as determined by each such unit holder based on all relevant facts and circumstances). The separation of the common share and the warrants comprising a unit should not be a taxable event for U.S. federal income tax purposes.
The foregoing treatment of the common shares and warrants and a holder's purchase price allocation are not binding on the IRS or the courts. Because there are no authorities that directly address instruments that are similar to the units, no assurance can be given that the IRS or the courts will agree with the characterization described above or the discussion below. Accordingly, each prospective investor is urged to consult its own tax advisors regarding the tax consequences of an investment in a unit (including alternative characterizations of a unit). The balance of this discussion assumes that the characterization of the units described above is respected for U.S. federal income tax purposes.

Taxation of Distributions Paid on Common Shares
Subject to the passive foreign investment company, or PFIC, rules discussed below, any distributions made by us with respect to common shares to a U.S. Holder will generally constitute dividends, which may be taxable as ordinary income or "qualified dividend income" as described in more detail below, to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a non-taxable return of capital to the extent of the U.S. Holder's tax basis in his common shares on a dollar-for-dollar basis and thereafter as capital gain. Because we are not a U.S. corporation, U.S. Holders that are corporations will not be entitled to claim a dividends-received deduction with respect to any distributions they receive from us.
Dividends paid on common shares to a U.S. Holder which is an individual, trust, or estate (a "U.S. Non-Corporate Holder") will generally be treated as "qualified dividend income" that is taxable to such shareholders at preferential U.S. federal income tax rates provided that (1) the common shares are readily tradable on an established securities market in the United States (such as Nasdaq Capital Market on which the common shares are currently listed); (2) we are not a passive foreign investment company, or PFIC, for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we are, have been or will be); (3) the U.S. Non-Corporate Holder has owned the common shares for more than 60 days in the 121-day period beginning 60 days before the date on which the common shares become ex-dividend; and (4) certain other conditions are met.
Any dividends paid by us which are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Holder.
Special rules may apply to any "extraordinary dividend"—generally, a dividend in an amount which is equal to or in excess of 10% of a shareholder's adjusted basis in a common share—paid by us. If we pay an "extraordinary dividend" on our common shares that is treated as "qualified dividend income", then any loss derived by a U.S. Non-Corporate Holder from the sale or exchange of such common shares will be treated as long-term capital loss to the extent of such dividend.
Sale, Exchange or other Disposition of Common Shares and Warrants
Assuming we do not constitute a PFIC for any taxable year, a U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our common shares or warrants in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder's tax basis in such shares or warrants. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder's holding period in the common shares or warrants is greater than one year at the time of the sale, exchange or other disposition. A U.S. Holder's ability to deduct capital losses is subject to certain limitations.
U.S. Federal Income Tax Treatment of the Warrants
Neither we nor a U.S. Holder of a warrant will recognize gain or loss as a result of the U.S. Holder's receipt of our common shares upon exercise of a warrant. A U.S. Holder's adjusted tax basis in the common shares received will be an amount equal to the U.S. Holder's adjusted tax basis in the warrant being exercised. If the warrants lapse without being exercised, the U.S. Holder will recognize capital loss in the amount equal to the U.S. Holder's adjusted tax basis in the warrants. A U.S. Holder's holding period for common shares received upon exercise of a warrant will commence on the date the warrant is exercised.
The exercise price of a warrant is subject to adjustment under certain circumstances. If an adjustment increases a proportionate interest of the holder of a warrant in the fully diluted common shares without proportionate adjustments to the holders of our common shares, U.S. holder of the warrants may be treated as having received a constructive distribution, which may be taxable to the U.S. holder as a dividend.

The tax consequences of holding and disposing of our common shares is discussed above. U.S. Holders of our warrants should also carefully review the section titled "Passive Foreign Investment Company Rules" as a U.S. Holder will not be able to make a QEF election with respect to the warrants if we are a PFIC.
Passive Foreign Investment Company Rules
Special U.S. federal income tax rules apply to a U.S. Holder that holds stock, or is treated as holding stock by application of certain attribution rules (for instance, treating options or warrants as stock), in a foreign corporation classified as a PFIC for U.S. federal income tax purposes. In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which such holder held our common shares, either:
•	at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or
•	at least 50% of the average value of the assets held by the corporation during such taxable year produce, or are held for the production of, passive income.
For purposes of determining whether we are a PFIC, we will be treated as earning and owning our proportionate share of the income and assets, respectively, of any of our subsidiary corporations in which we own at least 25% of the value of the subsidiary's stock. Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income. By contrast, rental income, which includes bareboat hire, would generally constitute "passive income" unless we are treated under specific rules as deriving rental income in the active conduct of a trade or business.
Based on our current operations and future projections, we do not believe that we are, nor do we expect to become, a PFIC with respect to any taxable year. Although there is no legal authority directly on point, our belief is based principally on the position that, for purposes of determining whether we are a PFIC, the gross income we derive or are deemed to derive from the time chartering and voyage chartering activities of our wholly-owned subsidiaries should constitute services income, rather than rental income. Correspondingly, we believe that such income does not constitute passive income, and the assets that we or our wholly-owned subsidiaries own and operate in connection with the production of such income, in particular, the vessels, do not constitute passive assets for purposes of determining whether we are a PFIC. We believe there is substantial legal authority supporting our position consisting of case law and Internal Revenue Service pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes. It should be noted that in the absence of any legal authority specifically relating to the statutory provisions governing PFICs, the Internal Revenue Service or a court could disagree with this position. In addition, although we intend to conduct our affairs in a manner to avoid being classified as a PFIC with respect to any taxable year, there can be no assurance that the nature of our operations will not change in the future.
As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder of our common shares (but not our warrants) makes an election to treat us as a "Qualified Electing Fund", which election is referred to as a "QEF election". As an alternative to making a QEF election, a U.S. Holder of our common shares (but not our warrants) should be able to make a "mark-to-market" election with respect to the common shares, as discussed below. In addition, if we were to be treated as a PFIC for any taxable year ending on or after December 31, 2013, a U.S. Holder would be required to file an IRS Form 8621 for the year with respect to such holder's common shares.

Taxation of U.S. Holders Making a Timely QEF Election
If a U.S. Holder of our common shares makes a timely QEF election, which U.S. Holder is referred to as an "Electing Holder", the Electing Holder must report each year for U.S. federal income tax purposes his pro rata share of ordinary earnings and our net capital gain, if any, for our taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from us by the Electing Holder. The Electing Holder's adjusted tax basis in the common shares will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed will result in a corresponding reduction in the adjusted tax basis in the common shares and will not be taxed again once distributed. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of the common shares. A U.S. Holder would make a QEF election with respect to any year that we are a PFIC by filing IRS Form 8621 with his, her or its U.S. federal income tax return. After the end of each taxable year, we will determine whether we were a PFIC for such taxable year. If we determine or otherwise become aware that we are a PFIC for any taxable year, we will provide each U.S. Holder with all necessary information, including a PFIC Annual Information Statement, in order to enable such holder to make a QEF election for such taxable year. A U.S. Holder will not be able to make a QEF election in respect of our warrants.
U.S. Holders of our common shares or warrants are urged to consult their own tax advisors regarding the application of the PFIC rules and the QEF rules to them.

Taxation of U.S. Holders Making a "Mark-to-Market" Election
Alternatively, if we were to be treated as a PFIC for any taxable year and, as anticipated, our common shares are treated as "marketable stock", a U.S. Holder would be allowed to make a "mark-to-market" election with respect to our common shares. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the common shares at the end of the taxable year over such U.S. Holder's adjusted tax basis in the common shares. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder's adjusted tax basis in the common shares over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder's tax basis in his common shares would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of the common shares would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder. Currently, a mark-to-market election may not be made with respect to our warrants.
Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election
Finally, if we were to be treated as a PFIC for any taxable year, a U.S. Holder who does not make either a timely QEF election or a timely "mark-to-market" election for that year, whom we refer to as a "Non-Electing Holder", would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common shares in a taxable year in excess of 125 percent of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder's holding period for the common shares), and (2) any gain realized on the sale, exchange or other disposition of our common shares or warrants. Under these special rules:
•	the excess distribution or gain would be allocated ratably over the Non-Electing Holders' aggregate holding period for the common shares or warrants (as the case may be);
•	the amount allocated to the current taxable year and any taxable year before we became a passive foreign investment company would be taxed as ordinary income; and
•
the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These penalties would not apply to a pension or profit sharing trust or other tax-exempt organization that did not borrow funds or otherwise utilize leverage in connection with its acquisition of our common shares. If a Non-Electing Holder who is an individual dies while owning our common shares, such Non-Electing Holder's successor generally would not receive a step-up in tax basis with respect to such stock.
United States Federal Income Taxation of Non-U.S. Holders
Dividends paid to a Non-U.S. Holder with respect to our common shares generally should not be subject to U.S. federal income tax, unless the dividends are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States).
In addition, a Non-U.S. Holder generally should not be subject to U.S. federal income tax on any gain attributable to a sale or other disposition of our common shares or warrants unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale or other disposition and certain other conditions are met (in which case such gain from United States sources may be subject to tax at a 30% rate or a lower applicable tax treaty rate).
Dividends and gains that are effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally should be subject to tax in the same manner as for a U.S. Holder and, if the Non-U.S. Holder is a corporation for U.S. federal income tax purposes, it also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.
A Non-U.S. Holder will generally not be subject to U.S. federal income tax upon the acquisition, holding, exercise or lapse of our warrants.
Backup Withholding and Information Reporting
In general, information reporting for U.S. federal income tax purposes should apply to distributions made on our common shares within the United States to a non-corporate U.S. Holder and to the proceeds from sales and other dispositions of our common shares or warrants to or through a U.S. office of a broker by a non-corporate U.S. Holder. Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances.
In addition, backup withholding of U.S. federal income tax, currently at a rate of 24%, generally should apply to distributions paid on our common shares to a non-corporate U.S. Holder and the proceeds from sales and other dispositions of our common shares or warrants by a non-corporate U.S. Holder, who:
•	fails to provide an accurate taxpayer identification number;
•	is notified by the IRS that backup withholding is required; or
•	fails in certain circumstances to comply with applicable certification requirements.
A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding generally should be allowed as a credit against a U.S. Holder's or a Non-U.S. Holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS.
Individuals who are U.S. Holders (and to the extent specified in applicable Treasury regulations, certain individuals who are Non-U.S. Holders and certain U.S. entities) who hold "specified foreign financial assets" (as defined in Section 6038D of the Code) are required to file IRS Form 8938 with information relating to the asset for each taxable year in which the aggregate value of all such assets exceeds $75,000 at any time during the taxable year or $50,000 on the last day of the taxable year (or such higher dollar amount as prescribed by applicable Treasury regulations). Specified foreign financial assets would include, among other assets, the common shares, unless the shares held through an account maintained with a U.S. financial institution. Substantial penalties apply to any failure to timely file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not due to willful neglect. Additionally, in the event an individual U.S. Holder (and to the extent specified in applicable Treasury regulations, an individual Non-U.S. Holder or a U.S. entity) that is required to file IRS Form 8938 does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such holder for the related tax year may not close until three years after the date that the required information is filed. U.S. Holders (including U.S. entities) and Non-U.S. Holders are encouraged consult their own tax advisors regarding their reporting obligations under this legislation.
Marshall Islands Tax Consequences
We are incorporated in the Marshall Islands. Under current Marshall Islands law, we are not subject to tax on income or capital gains, no Marshall Islands withholding tax will be imposed upon payment of dividends by us to its shareholders, and holders of our common shares that are not residents of or domiciled or carrying on any commercial activity in the Marshall Islands will not be subject to Marshall Islands tax on the sale or other disposition of our common shares.

PLAN OF DISTRIBUTION
We will deliver shares of our common stock upon exercise of the Warrants. As of the date of this prospectus, the Warrants were exercisable for a total of 13,659,735 common shares, consisting of 4,830,000 common shares issuable upon exercise of the Class B Warrants, a maximum of 8,619,735 common shares issuable upon exercise of the Class C Warrants, and 210,000 common shares issuable upon exercise of the Representative’s Warrant. For additional information about the Warrants, please see the section of this prospectus entitled “Description of Capital Stock and Warrants”.

EXPENSES RELATING TO THIS OFFERING
The expenses of the offering of the securities to which this prospectus relates were substantially paid in connection with the initial offering of the Warrants.
LEGAL MATTERS

The validity of the securities offered by this prospectus and certain other legal matters relating to United States and Marshall Islands law are being passed upon for us by Seward & Kissel LLP, New York, New York.
EXPERTS
The consolidated financial statements of Seanergy Maritime Holdings Corp. appearing in Seanergy Maritime Holdings Corp.'s Annual Report (Form 20-F) for the year ended December 31, 2018 (including the schedule appearing therein), have been audited by Ernst & Young (Hellas) Certified Auditors-Accountants S.A., independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing. Ernst & Young (Hellas) Certified Auditors-Accountants S.A. is located at Chimarras 8B, 15125, Maroussi, Athens, Greece and is registered as a corporate body with the public register for company auditors-accountants kept with the Body of Certified-Auditors-Accountants, or SOEL, Greece with registration number 107.
WHERE YOU CAN FIND MORE INFORMATION
As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information. The registration statement, including its exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. 20549. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.
Information Provided by the Company
We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. GAAP. As a "foreign private issuer", we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of Nasdaq, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a "foreign private issuer", our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.
DOCUMENTS INCORPORATED BY REFERENCE
The Commission allows us to "incorporate by reference" into this prospectus the information we file with, and furnish to it, which means that we can disclose important information to you by referring you to those filed or furnished documents. The information incorporated by reference is considered to be a part of this prospectus. However, statements contained in this prospectus or in documents that we file with or furnish to the Commission and that are incorporated by reference into this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed or furnished documents or reports that have been incorporated by reference into this prospectus, to the extent the new information differs from or is inconsistent with the old information. We hereby incorporate by reference the documents listed below:
•	our Annual Report on Form 20-F for the year ended December 31, 2018, filed with the Commission on March 25, 2019;

•	Our Form 8-A12B, filed with the SEC on September 19, 2007, registering our common shares, par value $0.0001 per share, under Section 12(b) of the Exchange Act, and any amendment filed thereto; and
•	our reports on Form 6-K furnished to the Commission on May 17, 2019, June 14, 2019 (excluding any statements attributed to Stamatis Tsantanis) and June 28, 2019.
We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus. You may obtain a copy of these documents by writing to or telephoning us at the following address: Attn: General Counsel, Seanergy Maritime Holdings Corp., 154 Vouliagmenis Avenue, 166 74 Glyfada, Athens, Greece, Tel: +30 2130181507. Alternatively, copies of these documents are available via our website (http://www.seanergymaritime.com/). The information on our website is not incorporated by reference into this prospectus.

Up to 13,659,735 Common Shares
Issuable Upon Exercise of Outstanding Warrants

____________________________________________
PROSPECTUS
________________________________

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 8.	Indemnification of Directors and Officers
Under Article VII of our bylaws and under Section 60 of the BCA, we may indemnify anyone who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. However, such person must have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe that his conduct was unlawful. Under Section 60 of the BCA and our bylaws, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.
In addition, under Section 60 of the BCA and under our bylaws, we may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure judgment in its favor by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Such indemnification may be made against expenses (including attorneys' fees) actually and reasonably incurred by such person or in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. Again, this is provided that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
Furthermore, and as provided by both our bylaws and Section 60 of the BCA, when a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the foregoing instances, or in the defense of a related claim, issue or matter, such person will be indemnified against expenses (including attorneys' fees) actually and reasonably incurred in connection with such matter.
Likewise, pursuant to our bylaws and Section 60 of the BCA, expenses (our bylaws specifically includes attorneys' fees in expenses) incurred in defending a civil or criminal action, suit or proceeding by an officer or director may be paid in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that such person is not entitled to indemnification. The bylaws further provide that with respect to other employees, such expenses may be paid on the terms and conditions, if any, as the Board may deem appropriate.
Both Section 60 of the BCA and our bylaws further provide that the foregoing indemnification and advancement of expenses are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in any person's official capacity and/or as to action in another capacity while holding office.
Under both Section 60 of the BCA and our bylaws, we also have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against such person and incurred by such person in such capacity regardless of whether the corporation would have the power to indemnify such person against such liability under the foregoing.

Under Section 60 of the BCA (and as provided in our bylaws), the indemnification and advancement of expenses provided by, or granted under the foregoing continue with regard to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of such person's heirs, executors and administrators unless otherwise provided when authorized or ratified. Additionally, under Section 60 of the BCA and our bylaws, any repeal or modification of Article VII of our bylaws shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.
In addition to the above, our bylaws provide that references to us includes constituent corporations, and defines "other enterprises" to include employee benefit plans, "fines" to include excise taxes imposed on a person with respect to an employee benefit plan, and further defines the term "serving at the request of the corporation".
Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, we have been advised that in the opinion of the Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 9.	Exhibits and Financial Statement Schedules
(a) Exhibits
The exhibits filed as part of this registration statement are listed in the index to exhibits immediately preceding such exhibits, which index to exhibits is incorporated herein by reference.
(b) Financial Statements
The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.
Item 10.	Undertakings
The undersigned registrant hereby undertakes:

(a)	Under Rule 415 of the Securities Act,

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement unless the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of a prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.  Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.  Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser;

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this Registration Statement as of the date the filed prospectus was deemed part of and included in this Registration Statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)
That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(d)	Not applicable.

(e)
The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(f) – (g) Not applicable.

(h)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(i)
The undersigned registrant hereby undertakes that :

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(j)
The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

(k) – (l) Not applicable

Exhibit List

Exhibit Number	Description

1.1	Form of Underwriting Agreement(1)

4.1	Specimen Common Share Certificate(2)

4.2	Class B Warrant Agreement to Purchase Common Shares(3)

4.3	Class C Warrant Agreement to Purchase Common Shares(4)

4.5	Representative's Warrant(5)

5.1	Opinion of Seward & Kissel LLP as to the validity of the securities(6)

8.1	Opinion of Seward & Kissel LLP with respect to certain tax matters(7)

23.1	Consent of Ernst & Young (Hellas) Certified Auditors-Accountants S.A.*

23.2	Consent of Seward & Kissel LLP (included in its opinion filed as Exhibit 5.1)

23.3	Consent of Seward & Kissel LLP (included in its opinion filed as Exhibit 8.1)

24.1	Powers of Attorney (included in the signature pages hereto)

*	Filed herewith
(1)	Incorporated by reference to Exhibit 1.1 of the registrant's registration statement on Form F-1 filed with the Commission on April 23, 2019.
(2)	Incorporated herein by reference to Exhibit 4.1 to the registrant's report on Form 6-K filed with the Commission on March 19, 2019.
(3)	Incorporated herein by reference to Exhibit 4.1 to the registrant's report on Form 6-K filed with the Commission on May 17, 2019.
(4)	Incorporated herein by reference to Exhibit 4.2 to the registrant's report on Form 6-K filed with the Commission on May 17, 2019.
(5)	Incorporated herein by reference to Exhibit 4.3 to the registrant's report on Form 6-K filed with the Commission on May 17, 2019.
(11)	Incorporated by reference to Exhibit 4.4 to the registrant's registration statement on Form F-1 filed with the Commission on April 24, 2019.
(12)	Incorporated by reference to Exhibit 4.5 to the registrant's registration statement on Form F-1 filed with the Commission on April 23, 2019.
(6)	Incorporated by reference to Exhibit 5.1 to the registrant's registration statement on Form F-1 filed with the Commission on April 23, 2019.
(7)	Incorporated by reference to Exhibit 8.1 to the registrant's registration statement on Form F-1 filed with the Commission on April 23, 2019.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Athens, Country of Greece on July 3, 2019.
SEANERGY MARITIME HOLDINGS CORP.

By:	/s/ Stamatios Tsantanis
Name: Stamatios Tsantanis
Title: Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Stamatios Tsantanis, Gary J. Wolfe, Robert E. Lustrin and Edward S. Horton his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on July 3, 2019 in the capacities indicated.

Signature	Title

/s/ Stamatios Tsantanis*	Director, Chief Executive Officer and
Stamatios Tsantanis	Chairman of the Board
(Principal Executive Officer)

/s/ Stavros Gyftakis*	Chief Financial Officer
Stavros Gyftakis	(Principal Financial Officer and Principal Accounting Officer)

/s/ Christina Anagnostara*	Director
Christina Anagnostara

/s/ Dimitrios Anagnostopoulos*	Director
Dimitrios Anagnostopoulos

/s/ Elias Culucundis*	Director
Elias Culucundis

/s/ Ioannis Kartsonas*	Director
Ioannis Kartsonas

*	Pursuant to power of attorney

By:	/s/ Stamatios Tsantanis
Stamatios Tsantanis

AUTHORIZED REPRESENTATIVE
Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Seanergy Maritime Holdings Corp., has signed this registration statement in the City of Newark, State of Delaware on July 3, 2019.
PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director